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                                        FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                                     REGISTRATION NO. 333-116155
                                                      REGISTRATION NO. 333-96369



                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED APRIL 28, 2005)

                                6,282,816 SHARES

                           METRETEK TECHNOLOGIES, INC.

                                  COMMON STOCK

         This prospectus supplement supplements the prospectus dated April 28, 2005 of Metretek Technologies, Inc. relating to the offer and sale from time to time of up to 6,282,816 shares of our common stock by the selling securityholders identified in the prospectus.

         This prospectus supplement is incorporated into, should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. Terms used but not otherwise defined in this prospectus supplement but defined in the prospectus have the meanings given to them in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)." In addition, this prospectus supplement updates the information contained in, and supercedes in its entirety, the Metretek prospectus supplement dated April 28, 2005.

         On August 10, 2005, our common stock was listed and began trading on the American Stock Exchange under the symbol "MEK." Our Common Stock is no longer traded on the OTC Bulletin Board.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is September 15, 2005.